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                                                                      Exhibit 23
                          Independent Auditors' Consent

The Board of Directors
Markel Corporation:

We consent to incorporation by reference in registration statements No. 333-61686 and No. 333-38062 on Form S-8 and No. 333-71952 on Form S-3 of Markel
Corporation of our report dated February 1, 2002, relating to the consolidated balance sheets of Markel Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Markel Corporation.

Richmond, Virginia
March 27, 2002